UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 28, 2006
BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)
(614) 278-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item7.01 Regulation FD Disclosure
Signature

Item 7.01 Regulation FD Disclosure.
On September 28, 2006, under the threat of eminent domain, a subsidiary of Big Lots, Inc. (collectively referred to as the “Company”) sold an owned store property in California (the “Premises”). As part of the sale, the Company entered into a lease which permits it to occupy and operate a store at the Premises through January 2009, in exchange for one dollar ($1) per year, plus the cost of taxes, insurance and common area maintenance charges. The Company may vacate the property at any time without liability.
Due to the Company’s continuing involvement with the Premises at below market rent, the sale does not qualify for sale-leaseback accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 98, Accounting for Leases. Instead, the sale is being recognized as a finance obligation under the provisions of SFAS No. 66, Accounting for Sales of Real Estate. In accordance with SFAS No. 66, the carrying value of the property of approximately $0.5 million is expected to remain on the Company’s consolidated balance sheet at October 28, 2006. The net sale proceeds of approximately $13.3 million are expected to be recorded as a long-term real estate liability, with an estimated maturity date of January 2009, included in other liabilities on the Company’s consolidated balance sheet. The Company expects to defer recognition of the estimated $12.8 million gain on the sale of the property until the end of the lease when its continuing involvement in the property ceases.
The information disclosed in this Item 7.01 is being furnished, not filed. By furnishing the information in this Item 7.01, the Company is making no admission as to the materiality of such information.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: October 2, 2006	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary